FOR IMMEDIATE RELEASE

PROLIANCE ELIMINATES OVER-ADVANCE WITH LENDER

— Receives Additional Insurance Advance —

NEW HAVEN, CT, May 30, 2008 – Proliance International, Inc. (AMEX:PLI), a leading global manufacturer and distributor of aftermarket heat exchange and temperature control products for automotive and heavy-duty applications, reported today that it had completely eliminated the over-advance on its credit facility as required by amendments to its credit agreement.

The Company also said that it has received a third preliminary advance of $10.7 million from its insurance company in connection with coverage related to damage from tornadoes on February 5, 2008 at its Southaven, Mississippi distribution facility. The recent insurance proceeds, in addition to cash generated through operations, was applied to repay the over-advance, which had been caused by tornadoes destroying inventory that had served as collateral for borrowings under the Company’s credit agreement. Preliminary proceeds received from insurance advances to date total $31.7 million.

Proliance reiterated it remains on track with previously announced plans for achieving operating income in the range of $20 million for the full year 2008 (excluding one-time costs related to Southaven and expenses connected with amendments to its credit facility) and with meeting all earnings covenants contained in its credit agreement. Proliance added that its move into a permanent Southaven replacement facility remains scheduled for around the end of June 2008. The Company also indicated that it will continue to take action to raise $30 million or more in debt and/or equity capital to partially or fully replace its current credit facility.

About Proliance International, Inc.

Proliance International, Inc. is a leading global manufacturer and distributor of aftermarket heat transfer and temperature control products for automotive and heavy-duty applications serving North America, Central America and Europe.

Contact

Arlen F. Henock, Chief Financial Officer, Proliance International, Inc., (203) 859-3626, or Steven Anreder (steven.anreder@anreder.com) or Gary Fishman (gary.fishman@anreder.com) of Anreder & Company, (212) 532-3232.

Forward Looking Statements

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance or liquidity of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products, the discretionary actions of its suppliers and lenders, and changes in interest rates. Such statements are based upon the current beliefs and expectations of Proliance management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements.

Factors that could cause Proliance’s results to differ materially from those described in the forward-looking statements can be found in the 2007 Annual Report on Form 10-K of Proliance and Proliance’s other subsequent filings with the SEC. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.